Exhibit 99.1

AUGUST 08, 2013 / 12:30 PM, BR - Q4 2013 Broadridge Financial Solutions, Inc. Earnings Conference Call

CORPORATE PARTICIPANTS

David Ng Broadridge Financial Solutions, Inc. - Senior Director IR

Rich Daly Broadridge Financial Solutions, Inc. - CEO

Dan Sheldon Broadridge Financial Solutions, Inc. - CFO

CONFERENCE CALL PARTICIPANTS

Rayna Kumar Evercore Partners - Analyst

Niamh Alexander Keefe, Bruyette & Woods - Analyst

George Mihalos Credit Suisse - Analyst

Peter Heckmann Avondale Partners - Analyst

Tien-Tsin Huang JPMorgan Chase & Co. - Analyst

Chris Donat Sandler O’Neill & Partners - Analyst

PRESENTATION

Operator

Good morning, my name is April and I will be your conference facilitator. At this time, I would like to welcome everyone to the Broadridge Financial Solutions’ fourth-quarter and fiscal year 2013 earnings conference call. I would like to inform you that this call is being recorded, and that all lines have been placed on mute to prevent any background noise. There will be a question-and-answer period after the speakers’ remarks.

(Operator Instructions).

I will now turn the conference over to David Ng, Senior Director Investor Relations. Please go ahead, sir.

David Ng - Broadridge Financial Solutions, Inc. - Senior Director IR

Thank you, April. Good morning, everyone, and welcome to the Broadridge quarterly earnings call and webcast for the fourth-quarter and fiscal year 2013 results. This morning I’m here with Rich Daly, our Chief Executive Officer, and Dan Sheldon, our Chief Financial Officer. I trust that by now, everyone has had the opportunity to review the earnings release we issued this morning. The news release and the slide presentation that accompany today’s earnings call and webcast can be found on the Investor Relations page at Broadridge.com.

During today’s conference call, we’ll discuss some forward-looking statements regarding Broadridge that involves risk. These risks are summarized on slide number 1. We encourage participants to refer to our SEC filings, including our annual report on Form 10-K for a complete discussion of forward-looking statements and risk factors faced by our business. Before we begin, I’d like to point out to everyone that as a result of the Penson transaction we closed in the fourth quarter of fiscal year 2010, the clearing business is now shown as discontinued operations and our remaining outsourcing business is included in the Securities Processing Solutions segment. Also, as a result of some reporting treatment of the Penson transaction, the financial results discussed today will address continuing operations unless otherwise stated.

Our non-GAAP fiscal year 2013 earnings results exclude the impact of acquisition amortization and other costs and restructuring charges. These costs are significant, and we believe that non-GAAP information provides investors with a more complete understanding of Broadridge’s underlying operating results. A description of these non-GAAP adjustments and reconciliation to the comparable GAAP measures can be found in the earnings release. Now let’s turn to slide number 2 and review today’s agenda.

AUGUST 08, 2013 / 12:30 PM, BR - Q4 2013 Broadridge Financial Solutions, Inc. Earnings Conference Call

Rich Daly will start today’s call with his opening remarks, with a summary of the financial highlights for fiscal year 2013 followed by a discussion of a few key topics and guidance for fiscal year 2014. Dan Sheldon will then review the financial – fiscal year financial results in further detail. Rich will return and provide his overall summary and some closing thoughts before we head into the Q&A part of the call. Now please turn to slide 3, and I’ll turn the call over to Rich Daly. Rich?

Rich Daly - Broadridge Financial Solutions, Inc. - CEO

Thanks, David, and good morning everyone. This morning as part of my opening remarks, I’ll talk about the following topics. First, I’ll start with an overview of our fourth quarter and fiscal year 2013 financial highlights, as well as our fiscal year 2014 guidance. Then I’ll discuss our closed sales performance. After Dan provides you more financial details, I’ll wrap it up with my closing comments, including highlights of our ongoing journey to higher total shareholder returns. This journey is driven by our belief that both of our segments will add to both top and bottom line growth going forward.

Let’s start on slide number 4, our fiscal year 2013 financial highlights. Overall, I’m very pleased with our fiscal year 2013 financial results. Total and recurring revenues were up 6% and 4%, respectively, versus the comparable period in fiscal year 2012. The revenue increases were primarily the result of net new business. Event-driven fee activity was higher by approximately $24 million, primarily due to a pick-up in mutual fund proxy and supplemental prospectus activities. Equity stock record positions grew 2% for the year. Equity trade volumes remained challenging, and were lower by 6% for the year. However, we are trending positively from being down 19% year-versus-year from the first quarter, to being up 6% in the fourth quarter of the year. Please remember, the majority of revenues in SPS are not directly tied to trade volumes.

We had a record year in earnings per share. Our non-GAAP diluted earnings per share increased over fiscal year 2012 by approximately 13%, or $0.21, to $1.88. The earnings growth was primarily due to higher revenues, business mix, and our continuing focus on cost containment. For the full year, we repurchased approximately 9 million shares at an average cost of $24.52 per share, about 7% of the total shares outstanding. Approximately 3 million of the shares repurchased were to offset dilution from the exercise of employee stock options, and the vesting of employee restricted shares. As of June 30th, after the fourth-quarter repurchase of approximately 3 million shares, at an average cost of $26.85 per share, the Company had approximately 7 million shares available for repurchase under its share repurchase plan.

Please turn to slide number 5. We had a record year in recurring revenue closed sales, which were up slightly to $121 million from $120 million last year. We closed Societe Generale corporate and investment banking under our strategic alliance with Accenture in our securities processing segment. I will talk more about this in our key updates in a few minutes. Recurring revenue closed sales for transactions with revenue less than $5 million were slightly lower at $103 million from $108 million in the same period last year, which was, as you may recall, a record increase of 60% from fiscal year 2011 to fiscal year 2012. Our pipeline growth is strong with very good momentum. We continue to make good progress in our existing and acquired products, both large and small, and across our two segments.

For fiscal year 2014, we expect recurring revenue closed sales in the range of $110 million to $150 million. For closed sales with revenue of less than $5 million, we expect to be in the range of $90 million to $110 million. For closed sales with revenues of $5 million or greater, we expect to be in the range of $20 million to $40 million. In the past we said the achievement of this range will be dependent on closing at least one or more of our large pending transactions, which tends to be more difficult to predict the timing. We believe breaking it out at this level of detail may help give our investors a clearer view of our sales guidance. We feel great about our emerging and acquired - or E&A - product portfolio. Our growing E&A activities represented over 40% of our closed sales in fiscal year 2013, and helped us manage through the financial crisis. The success of our E&A portfolio, we believe, will enable Broadridge to grow over the long term even without the return of the historical growth rates of traditional financial activities.

Please turn to slide 6 for some key updates. We recently launched with Accenture a post-trade processing service for investment banks operating in Europe and Asia. This strategic alliance joins together both of our expertise in global capital markets, and combines Broadridge’s leading post-trade processing technology with Accenture’s global business process outsourcing capabilities. The first client on this service is Societe Generale, corporate and investment banking. We fully expect this transaction to generate, on average, over $10 million per year during its term. Our initial target market is the top 50 financial institutions that are looking for ways to focus their resources on revenue-generating activities, while dramatically lowering operating costs and increasing scalability at the same time.

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The belief that trading volumes will not return to historical levels, and regardless, that spreads will continue to get squeezed, is driving this industry to rethink the way business will be done going forward. Access to capital, whether for regulatory requirements or for growth, is also driving the need for change. There is a growing motivation to mutualize some of the more substantial common operating costs. We are seeing this particularly across Europe and Asia. Broadridge and Accenture are uniquely qualified to lead this initiative.

The response in the market to our joint solution has been very positive. The go-to-market strategy with Broadridge’s brand as a leading financial technology solution provider, along with Accenture’s global presence and resources, has created even better sales momentum, and meaningfully adds to our already robust pipeline. Broadridge Fluent, as you may already know, is our digital solutions set for transforming all investor communications. We intend to repeat with Fluent the way Broadridge successfully transformed Proxy communications by eliminating approximately 60% of the paper and postage costs. We just signed a major client, as they were seeking an innovative suite of solutions to enhance their communications and their customers’ experience, while furthering their goal of reducing print and paper distribution costs. We believe this is another large potential market, as financial institutions are eager to dramatically reduce their $20 billion spend in customer-related print and paper-based distribution annually. Broadridge’s initial target market of statements, confirms, fulfillment, and other related activities is estimated at approximately $2 billion to $3 billion in annual spend, primarily related to printing and postage.

We are pleased with our acquisition portfolio. We acquired Bonaire in July, another small tuck-in acquisition. Bonaire provides asset managers and mutual funds with a leading fee-calculating, rules-based solutions set. For fiscal year 2013, our portfolio of acquisitions contributed approximately $175 million in revenue, with $50 million in EBITDA. We anticipate the acquisitions will generate approximately $210 million in revenue, with $65 million in EBITDA in fiscal year 2014. This is 20% revenue growth and 30% EBITDA growth. Worth repeating, our E&A product portfolio has and will continue to enable Broadridge to grow, without the return of historical financial market transaction growth, giving us only upside if and when transaction growth resumes.

Now, let’s turn to slide 7 to discuss our fiscal year 2014 guidance. We anticipate solid recurring revenue growth of 5% to 7% in fiscal year 2014. The recurring revenue growth will be driven primarily by new closed sales and converting some of these new sales and existing closed sales backlog into revenue. We expect non-GAAP diluted earnings per share from continuing operations to be in the range of $2 to $2.10, which excludes the impact of acquisition amortization. GAAP earnings per share from continuing operations are anticipated to be in the range of $1.89 to $1.99. Free cash flow is expected to be in the range of approximately $250 million to $300 million.

We continue to generate strong free cash flow, which enables us to again increase our dividend for the sixth consecutive year, by approximately 17% to $0.84 per share. Going forward, we are targeting a 40% payout of net earnings. We remain committed to building shareholder value through effective capital stewardship. This includes paying a meaningful dividend. We will look to grow our dividend as earnings grow to maintain the 40% payout ratio. We will continue to reinvest in our business, including new product development and strategic tuck-in acquisitions. Over the last six years, since being a public company, Broadridge has spent approximately $500 million on tuck-in acquisitions.

Last year, we opportunistically repurchased approximately 7% of our outstanding shares. Additionally, we are committed to maintaining our investment-grade rating. Broadridge’s capital stewardship capabilities have and will continue to create meaningful shareholder returns. Now I’ll turn the call over to Dan, who will go into a few more details about fiscal year 2013’s financial results, and our fiscal year 2014 guidance. Dan?

Dan Sheldon - Broadridge Financial Solutions, Inc. - CFO

Thanks, Rich. I’m now on slide 8. The chart shows what happened last year, and the mid-point guidance for all of our revenue components in fiscal years 2013 and 2014, looking at recurring, distribution and event-driven. On a go-forward basis, we will continue to focus on the three categories, as all are impacted by our strategic direction, where we’re looking to drive our primary growth in revenues from recurring revenue. As Rich just mentioned, our guidance for recurring revenues in fiscal year 2014 is a range of 5% to 7%. To recap the drivers behind this; we’re estimating the following, which are the details to the far right. Closed sales are expected to contribute 7% to 8%, which over 60% has already been sold and being converted. Given our new products and past acquisitions, this contribution to revenue has been growing every year, as you can see from the chart. Again, this is all organic growth.

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Moving to client revenue retention rates of just over 97%. We’ve talked historically of 99%, but as part of our final adjustment to right-sizing the SPS business post-Penson, we decided to further merge some of our operations which increased the loss rate by just over a point. Moving on to internal growth. Last year was definitely impacted by a drop-off in trade volumes, which impacted both of our segments, especially in the first half. However, as we exited fiscal year 2013, we saw some positive momentum, so, at the high end of our guidance, we added a point of growth. Acquisitions over the last two years have been minimal, but as Rich mentioned, those we’ve made previously are providing great contributions to net new business and EBITDA, and we expect to continue to pursue strategically-aligned tuck-ins that meet our investment criteria. This gives us an estimated recurring revenue growth range of the 5% to 7% I already mentioned.

Now, moving back to the graph. For distribution and event-driven revenue growth, you’ll see both are slightly down in fiscal year 2014 versus 2013. Now, the rationale is that although in Q1, and especially in Q4 of fiscal year 2013, we saw a pick-up, there is no trend yet, so we’re taking a prudent approach and averaging the last two years for our guidance for fiscal year 2014. So, although the overall revenue growth at the midpoint is estimated to be 3%, at the bottom of the page, you can see that our EBIT margins are expected to expand by 100 to 160 basis points, and this expansion is driven primarily from the recurring revenue growth with additional benefits from the fiscal year 2013 restructuring in the SPS business.

Let’s move to slide 9. We continue to see above mid-single-digit revenue growth for the Investor Communications business, and margin expansion in the business, which is driven primarily from new recurring sales and a 99% client retention rate. We’re pleased that in July we acquired Bonaire, which will benefit our continued growth in the mutual fund space. And even with a slight pullback in event-driven and related distribution revenues, we’re expecting a 50 to 90 basis points margin improvement, driven by the business.

Let’s move to slide 10, Securities Processing. As mentioned last quarter, we’re definitely seeing positive momentum for growth here, and it’s coming primarily from net new business. Looking at the drivers; Sales - last year sales contributed 6% to overall revenues, and in fiscal year 2014 we’re expecting over 7%, with over 70% coming from sales having already been sold and being converted. Retention; looking at this segment, a 96% retention rate for next year. Still a good retention rate, and this is after our final reorganizations post-Penson where we’ve merged and exited a business line which cost us a couple of points of retention in this segment, but improved the bottom line. Internal growth - trade volumes were up in Q4 by 6%, but for the year down overall 6%.

So our current guidance for fiscal year 2014 assumes at the midpoint flat with a slight upside at the high end and a slightly downside at the low end of the guidance. With respect to fiscal year 2014 margins, where we’re improving by 190 to 390 basis points, you should think about this as we’re getting the majority of the uptick on the low end from the changes we made in the business and the right-sizing, and on the upside, the additional benefit from higher sales and a slight improvement in trade volume. Rich, I’ll turn it back over to you.

Rich Daly - Broadridge Financial Solutions, Inc. - CEO

Thanks, Dan. Please turn to page 11 for my summary wrap-up. I am very pleased with our record operating results for fiscal year 2013. Recurring revenues continue to be strong. Closed sales set a record, and we have an expansive and growing pipeline. Our client revenue retention rate was a strong 99%.

Market-based factors that add to our underlying business, such as trading volumes and event-driven activities are encouraging. The New York Stock Exchange Proxy Fee Advisory Committee Report has recognized Broadridge’s indispensable role in the Proxy process and has endorsed the adoption of an enhanced broker Internet platform, or EBIP, which is one of the products under our comprehensive digital solution. The SEC approval process has always been difficult to predict, and at times, has a very long cycle. We are fully prepared to implement any recommended changes. These changes, we believe, will help increase investor participation in the voting and governance process, and will only create upside for investors, corporate issuers, and Broadridge.

As I have mentioned before, we are in a journey to continuously drive value for shareholders, clients and associates. Today, we have a growing and diverse portfolio of strongly-positioned products serving large and attractive markets. We have already talked about the success of our emerging and acquired product portfolio that is on track to exceed our other products and closed sales. As we move forward on our journey, we believe Broadridge is uniquely differentiated to grow by capitalizing on two major macro trends beginning to transform the industry we serve. We are especially excited about the digital distribution adoption trend, as it permeates into the financial services industry. Our Broadridge Fluent suite of

AUGUST 08, 2013 / 12:30 PM, BR - Q4 2013 Broadridge Financial Solutions, Inc. Earnings Conference Call

digital communication services addresses this evolution by providing a solution to aggressively eliminate paper-based mail and printing costs, just as we did successfully in our Proxy distribution business. We will enable lower cost to our clients, a better customer experience, and meet all compliant and data security needs.

We are also excited about the trend towards the serious drive for the financial industry to reduce cost. In the wake of the financial crisis, companies continue to urgently seek ways to dramatically decrease operating costs, while still retaining the flexibility to participate in dynamic markets, be in compliance with changing regulations, and to grow their businesses. The new normal trading and transactions environment is forcing firms to look for more innovative ways to handle mission-critical, non-differentiated internal processes. Our BPO solution, and in particular, our strategic alliance with Accenture, are addressing these needs. We believe that as firms begin to mutualize parts of their operations, trustworthy, reliable, and technology-driven companies with global scale like Broadridge, will be well-positioned to capitalize on this opportunity.

These significant macro trends, along with our existing 150-plus products, give us multiple paths for future growth for both of our segments. ICS has been a strong contributor, recovered quickly from the financial crisis, and with the addition of the emerging and acquired products, has performed very well. SPS is on a solid foundation, with a deep backlog of closed sales, and a strong alliance with Accenture in Eurasia, with their global reach and resources. Both segments are expected to be strong contributors and value creators going forward. Our success is based on our service profit chain culture that is supported by our highly-engaged associates, and is evidenced by our having been recognized as one of the best places to work for in New York state for the sixth consecutive year, in Canada for the fifth consecutive year, and now in India in 2013.

We anticipate solid recurring revenue growth of 5% to 7% in fiscal year 2014, driven primarily by closed sales. We expect non-GAAP diluted earnings per share from continuing operations to be in the range of $2 to $2.10, which excludes the impact of acquisition amortization. GAAP earnings per share from continuing operations are expected to be in the range of $1.89 to $1.99. Free cash flow is expected to be approximately $275 million, at the midpoint of our range. Broadridge has never been better positioned for the long term than we are today.

Finally, I’d again like to take this opportunity to personally acknowledge our extraordinary associates. Our highly-engaged associates have enabled us to achieve all we have accomplished this fiscal year. It’s their commitment that enables us to successfully create shareholder value. I’ll now turn the call over to April, the operator, and we certainly encourage your questions.

QUESTIONS AND ANSWERS

Operator

(Operator Instructions)

Your first question comes from David Togut with Evercore.

Rayna Kumar - Evercore Partners - Analyst

This is Rayna Kumar for David Togut. Could you please discuss the unit pricing trends in both your Investor Communications business and trade processing businesses in the fourth quarter?

Dan Sheldon - Broadridge Financial Solutions, Inc. - CFO

When you’re talking — this is Dan. So when you’re talking about the pricing, are you talking about price increases? Concessions? What exactly?

Rayna Kumar - Evercore Partners - Analyst

Overall price increases.

AUGUST 08, 2013 / 12:30 PM, BR - Q4 2013 Broadridge Financial Solutions, Inc. Earnings Conference Call

Dan Sheldon - Broadridge Financial Solutions, Inc. - CFO

Okay. So overall, by the way, in the Investor Communications business, you should be thinking that there has really never been a significant amount of pressure on pricing there, because in that business with all the new products and everything else that we’ve offered; we’ve never been forced to be in that position. And we’ve been well beyond it now, any kind of real pricing pressure inside the SPS business where we’ve also gone out there and looked at our product sets and said how should we be thinking about pricing going forward in a positive sense. There is no real impact to our fourth quarter from any of the pricing.

Rich Daly - Broadridge Financial Solutions, Inc. - CEO

Rayna, this is Rich. I would add one other thing here. When you think about what I said in the call here, remember, the majority of revenue in SPS is not tied to the trading volumes. As we look at core services and pricing of certain core services going forward, we’re looking to be certain that the value we provide is not just tied to a transaction, but that the value we provide is recognized. A good example would be regulatory change. We’ve looked at the cost of regulatory change, which in prior years, where trade volumes always went up, it was easy to absorb. Going forward, regulatory change will be looked at separately, and outside of the unit cost per trade.

Rayna Kumar - Evercore Partners - Analyst

Got it. Also, if you can just discuss your outlook for stock record growth for fiscal year 2014 and fiscal year 2015, that would be really helpful.

Rich Daly - Broadridge Financial Solutions, Inc. - CEO

Well, as you heard me say, we had a 2% increase last year which we do feel good about. It does show that some momentum is starting to return. We are not planning on transaction growth, whether it be trades or stock record, as we build our models in any material way. We’re planning on new product, whether it be built or acquired. We’re planning on new services like the Eurasia activities with Accenture and Fluent, to drive revenue growth as we go forward, which as I said in the call, only provides us upside if historical momentum returns to the markets.

Dan Sheldon - Broadridge Financial Solutions, Inc. - CFO

By the way, let me just add one other thing. If you do look at the key stats pages here, you will still see in the SPS business a little bit of degradation from, we’re calling it, internal growth. But remember, we are still feeling the impact of the getting out of the Penson and getting into the Apex deal and that does carry through to Q1 next year. But then as I mentioned before, Rich said it very clearly, which is we are looking at how we price our products and we shouldn’t have those kind of threats going forward.

Rayna Kumar - Evercore Partners - Analyst

Thank you.

Operator

Your next question is from Niamh Alexander with KBW.

AUGUST 08, 2013 / 12:30 PM, BR - Q4 2013 Broadridge Financial Solutions, Inc. Earnings Conference Call

Niamh Alexander - Keefe, Bruyette & Woods - Analyst

Thanks for taking my questions and congratulations, a solid finish to the year, good buybacks and a nice dividend hike. I guess it starts off the next year pretty strongly. I wanted to ask about the Accenture deal. You mentioned in your prepared remarks, this is the first transaction. Can you give me a sense of maybe where you are in the dialogue with potential other customers in the SPS segment? Is it kind of past the first pitch, as it were? Help me think about the length of time maybe it gets from working with Accenture on a pitch, or just once you get the customers signed up, even to delivery. Because it looks like these are nice, sizable — it’s a nice, sizable deal and this may be something you could lever it to other companies, but I’m trying to get a sense of the real — how real these opportunities are and the timing.

Rich Daly - Broadridge Financial Solutions, Inc. - CEO

Niamh, this is Rich. Good morning and thank you. There are three take-aways I’d like you to have on the alliance we have with Accenture. First is brand. With Accenture now using their resources and their reach to discuss this with the top Eurasia institutions, the Broadridge brand is dramatically being better recognized, and our skill set on our capabilities is becoming standard in C-suite dialogue, so we are very, very excited by that. Two, tied directly to that is, if you look at our market coverage capabilities at Broadridge, we feel very good about North America. We’ve always been challenged outside of North America, covering the geography with fairly limited resources.

I would argue now that our best market coverage, because of this alliance with Accenture, is the Eurasia market, just because of the number of resources they have that cover every institution on a regular basis. Specifically, now, going with that as the background on brand and coverage, to your question, Accenture has initially targeted, it’s our understanding, the 50 top financial institutions in Europe and Asia. Because of the partners that cover those 50 institutions, they are naturally talking to a number higher than those 50. In their initial dialogues, there’s been over a 50% request for a follow-up dialogue with the institutions they’ve met with, and so we are very, very excited about the momentum. And that’s why, even on the ones that we’ve added now to our pipeline, it’s given us a dramatic increase in terms of what we anticipate will be the success of this.

Let me be very clear, though. Whether it be Broadridge or Accenture, neither of us went into this to do one or two transactions. It’s not over until it’s over, but we believe there’s a clear market need. We believe we’re uniquely positioned together to provide the best proven solution, emphasis on the word proven. There’s lots of people talking about theoretical solutions. This is out there, and it really works. So we will keep you posted, but as of this point, we are extraordinarily excited about the potential of this alliance, and what it will mean to our SPS segment.

Niamh Alexander - Keefe, Bruyette & Woods - Analyst

Thanks, Rich. Help me understand a little better the timing. You just signed it. Should we think about maybe this thing coming off the pipeline into the revenue in like fiscal 2015? I’m sure it’s a lot of work. The Bloomberg project was quite a lot of work, and took a while to get off the pipeline and into revenue.

Rich Daly - Broadridge Financial Solutions, Inc. - CEO

I’m so pleased you asked the question as well. Even the way we broke out our sales, there is a clear recognition that the smaller transactions which convert to revenue on a more timely basis are still critical to us, because we’re not relying, for example, on the Accenture alliance generating revenue of any material nature in 2014 or 2015. Okay? As time goes on, though, I would hope that we’re going to have a meaningful backlog of larger transactions, that every year you’ll be able to predict when they flow in, as we continue to close these transactions, and as we get through the various stages of conversions. As of this point in time, you shouldn’t anticipate any meaningful revenue from this alliance, again, in 2014 or 2015. I’d like to think going forward beyond that, we’re going to see a nice uptick.

AUGUST 08, 2013 / 12:30 PM, BR - Q4 2013 Broadridge Financial Solutions, Inc. Earnings Conference Call

Niamh Alexander - Keefe, Bruyette & Woods - Analyst

Thanks, Rich. Dan, if I could, just on the financials a little bit, we’re reading that the share count guidance isn’t changing. You did some pretty active share repurchases last year. Why no change in share count guidance there? I expect you’ll be opportunistic, but is it that deal activity’s picked up a little bit, you just closed something, seller expectations are maybe coming closer in line. Secondarily, on the debts, I might have missed it, but did you already kind of term out the debt. I know you have some very inexpensive short-term debt. With spreads and things changing, you have been guiding that you expected to term out that debt, and it could be more expensive.

Dan Sheldon - Broadridge Financial Solutions, Inc. - CFO

Let’s take the shares first. On the shares buyback, I think you can look at the balance sheet and you see that from 125 million, we’re down 119 million. And then, of course, right now we don’t show anything in our numbers except for what we’ve already done that continues through to next year, which still lowered the share count. But we haven’t given any guidance of further repurchases. On the piece on the debt, the debt was all renegotiated a year or so back. What we did say and we continue to say is that - and you’ll look at our numbers we gave for guidance, is that we obviously said, too, that we would look to get more permanent or fixed versus the variable we have today. So, that is still in our plan, and you’ll see that $10 million to $12 million of increased interest expense for next year.

Niamh Alexander - Keefe, Bruyette & Woods - Analyst

And that’s built into the guidance already, Dan, right?

Dan Sheldon - Broadridge Financial Solutions, Inc. - CFO

Yes, it is. Yes, and you’ll see that in the line.

Niamh Alexander - Keefe, Bruyette & Woods - Analyst

Fair enough. Back onto the deals question, you just closed one, help me understand how you’re feeling about discussions with tuck-in acquisitions because the cash generation is so strong. The dividend is 40% of all this cash you’re earning. Help me understand where you are in the conversations versus last year and seller expectations, things like that.

Rich Daly - Broadridge Financial Solutions, Inc. - CEO

This is Rich again. It’s really going to be a repeat of our philosophy from the past. We believe that transactions that fit well within our space, for the right price, for the right owner. We will not go outside of what we believe is our DNA, and we will not overpay just for the sake of getting a transaction done. Given how confident we are now in both segments, our willingness and desire to expand the capabilities of both segments, is as high as it’s ever been. So I would be disappointed if we were not more successful with tuck-ins over this next fiscal year, including, because we do have such strong cash flow capabilities, generation capabilities. With all take said, I think we’ve consistently proved to people, we don’t do deals for the sake of doing deals. We don’t do deals because we didn’t do a deal this year, or we did a lot of deals that year. We do transactions because we believe that it will add to shareholder value, and we’re confident that we’re the right owner of it.

Niamh Alexander - Keefe, Bruyette & Woods - Analyst

Great. Thank you. I’ll get back in line.

Operator

(Operator Instructions)

Your next question is from George Mihalos with Credit Suisse.

AUGUST 08, 2013 / 12:30 PM, BR - Q4 2013 Broadridge Financial Solutions, Inc. Earnings Conference Call

George Mihalos - Credit Suisse - Analyst

Let me add my congratulations on a solid quarter and a nice outlook. Wanted to start off on the margin fronts, specifically as it relates to ICS, the 50 to 90 basis points of expansion, which is stronger than what we were looking for. And I think historically you are targeting around the 50 basis points range. Can you talk a little bit about what’s driving that, and should we expect the higher level of margin expansion on a go-forward basis in the segment?

Dan Sheldon - Broadridge Financial Solutions, Inc. - CFO

George, Dan. We haven’t really changed anything from there. The way you should look at it is, even continuing in the ICS business, primarily it is all coming from the business. And what we’re sharing with everybody there is, although it’s slightly higher, we also did a lot of work this last year to make sure that we could hit the targets we wanted to hit, as we moved into 2014. So you should maintain exactly where we were before. When you’re looking at the – we’ll call it the higher mid-single-digit revenue growth, which they have, the 6% to 8%, you should be thinking more, and like we said, that 50 to 60 basis points range.

Rich Daly - Broadridge Financial Solutions, Inc. - CEO

George, this is Rich. I want to add one thing here, which you prompted me. In the last call, not this call, the call before this, I made it clear that both segments would contribute and grow their bottom line through revenue growth and/or cost management. In our committed journey to higher shareholder value, both segments have clear executable plans, okay, to grow revenue. However, if for whatever reason market activity is not where we would like it to be or where we expect it to be; both segments have clear expense management plans as well, that we will execute if we need to do that. So what I want to emphasize here is that we are always looking to make ourselves more efficient. We’re always looking to apply technology to make ourselves more efficient, and there will always be a natural opportunity in both businesses to do that. Our ideal path going forward is to grow revenue and invest in new product, but we have multiple paths, as I said in the call, to achieve our plans, and those multiple paths include both revenue growth and expense management, if need be, beyond even what we have in the plan right now.

George Mihalos - Credit Suisse - Analyst

That’s great color. Thanks. And just to follow up, you talked about optimism around the Eurasia platform and demand – or seemingly demand in Europe and Asia. Can you talk a little about conversations you’re having with some of the US investment banks? Are they starting to – some of the larger ones, are they starting to take a closer look at potentially outsourcing their trade processing businesses, as perhaps those platforms and businesses are not quite as strategic as they were a couple years ago?

Rich Daly - Broadridge Financial Solutions, Inc. - CEO

George, the dialogues really have never been more active, and I had dinner with a senior technology executive at a large US-based investment bank last night, and his comment to me was it really feels like it’s a good time to be Broadridge. We agree with that sentiment. At the same time, these are complicated transactions, and they require a lot of effort, and as I said in the call, timing is often difficult to predict. That’s why we deal with the sales ranges we deal with. We believe that the best institutions will find a way to participate in mutualization of non-differentiating costs, and the estimates of what that cost is go from $20 billion to an extraordinarily higher number. We think Broadridge is well-positioned as that transformation takes place to participate in that in a meaningful way. We also believe, as we did in Eurasia, having key partners like Accenture will be critical to that success as well.

George Mihalos - Credit Suisse - Analyst

Great. Thank you.

AUGUST 08, 2013 / 12:30 PM, BR - Q4 2013 Broadridge Financial Solutions, Inc. Earnings Conference Call

Operator

Your next question comes from Peter Heckmann with Avondale.

Peter Heckmann - Avondale Partners - Analyst

Good morning, gentlemen. Nice quarter. As regards the bookings, am I correct that the total bookings for the quarter were about $63 million? Is my math right?

Dan Sheldon - Broadridge Financial Solutions, Inc. - CFO

Yes.

Peter Heckmann - Avondale Partners - Analyst

When we look at that number and we look at the $18 million of bookings larger than $5 million, would that represent two deals, $18 million? One in Fluent and one in the Societe Generale deal?

Rich Daly - Broadridge Financial Solutions, Inc. - CEO

We don’t talk specifically about the specific transactions to a strong degree, Pete, because of client confidentiality agreements.

Peter Heckmann - Avondale Partners - Analyst

Okay.

Rich Daly - Broadridge Financial Solutions, Inc. - CEO

So the Fluent transaction is something that I will talk about in terms of – as Dan and I sit here and try to predict what the value of the transaction is, we generally take a very conservative view, because it’s based on converting their existing paper and postage to digital, and although we – I’m certainly very confident that we’ll do it at a very high percentage. All right? Until those percentages actually happen and convert into revenue, we’re not recognizing that in our closed sales number at this point in time. So the amount related to the Fluent sale is not overly material, okay, although I, Rich Daly, believe that that will be a very meaningful transaction over its life, as we convert a meaningful percentage of this paper-based activity to digital. And let me get a plug in here. We’re going to do that not only by having the technical capabilities and the data security capabilities, but we’re also going to be providing better content digitally than people are getting right now in paper-based products, just like we did in Proxy.

Dan Sheldon - Broadridge Financial Solutions, Inc. - CFO

Just to add on. Pete, if you’re trying to figure out, you said you’ve got the $18 million which is the larger deals and you said the $63 million. You take the $18 million off the $63 million and be thinking that number, which is in the $40 millions, is what’s going to move into fiscal year 2014 revenue and the other would move further out.

AUGUST 08, 2013 / 12:30 PM, BR - Q4 2013 Broadridge Financial Solutions, Inc. Earnings Conference Call

Peter Heckmann - Avondale Partners - Analyst

That’s fair enough. One clarifying and I’m sure I can get this from the transcript but I missed it. When you were talking about Societe Generale and Accenture, you had said something about $10 million in revenue per year. I wanted to clarify was that specifically Societe Generale or is that a longer-term target opportunity you’re looking at?

Rich Daly - Broadridge Financial Solutions, Inc. - CEO

Okay. So what I did there was, again, and tied to using I’ll call it very broad, general numbers, I said that over its life at least, all right, this transaction includes many components, and we expect will have meaningful evolution, not only for this particular client, but then as the alliance takes on more activities and clients naturally add those activities over the life of the transaction as well. But the $10 million at least was related to our piece of the Soc Gen transaction.

Peter Heckmann - Avondale Partners - Analyst

Thank you. Looks like event-driven was up about 40%, 45% year-over-year. I know that comes through at a pretty high incremental margin. Would it be fair to say that added perhaps $0.03 to $0.04 to EPS in the quarter?

Dan Sheldon - Broadridge Financial Solutions, Inc. - CFO

It’s a great point. In the fourth quarter, that’s what I meant when I said in the first quarter, we saw a little bit of an uptick, call it $5 million. We saw nothing for the next two quarters and then we had a whopping $18 million come in the fourth quarter. Yes, those high margins added on a few cents. I would tell you greater than $0.04.

Peter Heckmann - Avondale Partners - Analyst

Okay. Great. Great. Thank you. And then on the share count, remind me, is it the first quarter where you typically see a step-up in share count related to stock compensation?

Dan Sheldon - Broadridge Financial Solutions, Inc. - CFO

The first quarter and the third quarter.

Peter Heckmann - Avondale Partners - Analyst

First and the third. Okay. So –

Dan Sheldon - Broadridge Financial Solutions, Inc. - CFO

what we’ve always said is, it’s around 2 million.

Peter Heckmann - Avondale Partners - Analyst

Okay. 2 million. And then just lastly, you brought up the SEC and what can be a protracted process to approve or disapprove a proposal. If you could, because I can’t find it myself, but I did read it in an article that suggested that the SEC does have in fact a finite time line to actually reject or approve or disapprove a proposal, and if that’s the case, could you give us an idea of what that deadline would be?

AUGUST 08, 2013 / 12:30 PM, BR - Q4 2013 Broadridge Financial Solutions, Inc. Earnings Conference Call

Rich Daly - Broadridge Financial Solutions, Inc. - CEO

Sure, Pete. I deliberately didn’t discuss the timetable of the existing data out there for August, because it’s not as black and white as a finite time line, as you read specifically. What do I mean by that? There is a time line, but they can request from the SRO or they can have dialogues with other people, or they can create another filing that can kick the can down the road, so-to-speak, if they are not completed with their analysis, or if they want to have more discussions. So for example, it wouldn’t surprise me at all if the SEC said to the New York Stock Exchange, gee, the deadline’s coming up, we’d like more time to look at it. I’m virtually 100% certain that the New York Stock Exchange would always agree to an extension of a dialogue for a change of this nature, which is additive but not required in current market activities.

Peter Heckmann - Avondale Partners - Analyst

Okay. A follow-up would be, does your fiscal 2014 guidance specifically assume that the current PFAC proposal is accepted in its current form?

Rich Daly - Broadridge Financial Solutions, Inc. - CEO

In our guidance, regardless of whether it went through or not, it’s not a single year material activity. What it is, Pete, is the ongoing evolution to drive more activities digital. So when you hear about the Fluent suite of products, I said EBIP, which is the proposal of the SEC is one of the many products in that Suite. So we’re going to enable digital to happen, okay, with or without EBIP. The key that I think that will make EBIP happen is that investor participation rates will go up with technology.

The SEC wants more investors to participate in the corporate governance process, because if they’re participating in the corporate governance process, they’re also more knowledgeable about their investments, because in order to participate, you get the materials and you wind up reviewing the materials. So again, what I said was very clear. There’s no downside here. There’s no financial downside. And there’s no positioning downside. We are hopeful it will happen sooner rather than later. But we don’t want to create an expectation for something we can’t control.

Peter Heckmann - Avondale Partners - Analyst

All right. Great. Thank you.

Operator

Your next question is from Tien-Tsin Huang with JPMorgan.

Tien-Tsin Huang - JPMorgan Chase & Co. - Analyst

Glad to see the dividend raise as well. Just wanted to ask a few questions. First on Accenture; trying to understand the partnership a little bit better. Should we assume that they will do the integration work, the consulting work upfront and alleviate some of the upfront costs for you in the normal implementation?

Rich Daly - Broadridge Financial Solutions, Inc. - CEO

Tien-Tsin, it’s a great point. This is really, for us, more traditional ASP type work.

AUGUST 08, 2013 / 12:30 PM, BR - Q4 2013 Broadridge Financial Solutions, Inc. Earnings Conference Call

Tien-Tsin Huang - JPMorgan Chase & Co. - Analyst

Right.

Rich Daly - Broadridge Financial Solutions, Inc. - CEO

However, given our existing BPO capabilities and BPO skills, it enables us to work with Accenture far more effectively than had we not built that skill set over the last several years. But you should be seeing — what you said, I would say generally overall is directionally correct, that it’s Accenture’s resources that will be the primary heavy lifting of the conversion and outsourcing activities.

Tien-Tsin Huang - JPMorgan Chase & Co. - Analyst

Understood. Yes. Because it seems like it would lower the upfront costs of conversion. So I guess my follow-up to that specifically would be, why not work with other systems integrators and consultants, or partner up with them to attack this in the United States?

Rich Daly - Broadridge Financial Solutions, Inc. - CEO

It’s a good question, and the conclusion that we had to come to, as we went through, I’ll call it, a very dynamic process that ultimately had us and Accenture partnering together, made us realize that the complexity of these transactions is something that would be for us very difficult to be repeating with multiple partners, just from a resource-focused execution capability. This is not like saying I’m going to distribute a widget through these five entities. This really involves our most significant intellectual capital resources, and from around the world, not just Eurasia, and what we’re looking to create here is a very solid, repeatable, executable process. We don’t want to be spread too thin on that. And our style is to do something really well once, and then repeat it.

Tien-Tsin Huang - JPMorgan Chase & Co. - Analyst

Okay. That’s fair enough. Figured I’d ask. Just one more. Just on the closed sales, thinking about slide 8. We’ve been hearing a lot from other tech firms about delayed conversions of backlog. Seems to be a theme, at least this quarter. Did you buffer against some of that here, in terms of converting your closed sales book? Because that’s obviously a big contributor to the recurring revenue growth this year.

Rich Daly - Broadridge Financial Solutions, Inc. - CEO

Our conversion track record, Tien-Tsin, I’m not aware of anyone’s being as strong as ours, I kind of say we’re like the Marines. We’ve never not successfully closed a conversion, and I’m not aware of an entity that, regardless of whether it was an easy conversion or a difficult conversion, after the conversion and after they get the benefit of variable pricing to some degree but more importantly limitless scalability, being out of all regulatory requirements of changes, because they can rely on us to do that, I’m not aware of an entity that after the fact hasn’t taken the position that they would not do it over again. Because we put them in so much stronger of a competitive position. So part of the Broadridge culture, part of why we want to be an employer of choice, part of why it’s so important to have the best and highest engaged associates is because that gives us that brand, which is we get it done. And that certainly fits into the case of conversions. And by the way, you can verify that firsthand within your own organization at JP.

Dan Sheldon - Broadridge Financial Solutions, Inc. - CFO

The only thing I would to that piece of it is, we haven’t heard or been told there’s any going to be slowdown on conversions. I think what we did this year, though, for 2014 guidance was to make sure we’re going to break out for sale our larger end sales versus our smaller end sales, so that everybody could get a very good idea that, when I said here’s the good news, the majority of our sales are already in backlog. We haven’t been told there is any kind of conversion. By the way, when you also look at it, it’s the sales and why we broke those two pieces apart. Okay?

AUGUST 08, 2013 / 12:30 PM, BR - Q4 2013 Broadridge Financial Solutions, Inc. Earnings Conference Call

Tien-Tsin Huang - JPMorgan Chase & Co. - Analyst

Understood. Understood. And then Dan, just to bring you in, just staying on slide 8, and I promise I’ll jump off. The acquisitions adding 1 point on growth in 2014. Does that flip to slide 6, the $35 million that you’re looking for in terms of acquisition contribution in revenues? Just trying to —

Dan Sheldon - Broadridge Financial Solutions, Inc. - CFO

The way to think about that is when we gave you the $210 million up from $175 million, the $35 million, then we also showed you the contribution to EBIT, which is a 40% drop in that delta. So you take the 35 with the 40%. All we’re doing there, and that doesn’t even include the new acquisition, so that we’re really truly showing — on every brand-new acquisition, the first year we’ve got integration. You should also know that from a cash flow basis even the new acquisition is accretive.

Tien-Tsin Huang - JPMorgan Chase & Co. - Analyst

Great. Thank you.

Operator

(Operator Instructions)

Your next question is from Chris Donat with Sandler O’Neill.

Chris Donat - Sandler O’Neill & Partners - Analyst

Good morning, gentlemen. One question from me just on the event-driven activity and the mutual funds specifically. As I look at what’s been filed with the SEC from mutual funds, it seems like it has been an elevated number of filings from funds. I know that doesn’t translate directly to revenue for you. Can you remind us a bit of what sort of visibility you have into say, one quarter out based on the timing of when mutual funds have to start their Proxy processes, and when you recognize the revenue?

Dan Sheldon - Broadridge Financial Solutions, Inc. - CFO

Yes. So if you look at what we said, yes, the fourth quarter was very strong. It was a couple of very good jobs. We have about we’ll call it 45, 60 days visibility out. And the whole reason we said we’re not going to jump on the bandwagon, and all of a sudden say we’re going to push event-driven out there is, currently when we look out there, we say okay, still some decent business. But nothing that gave us the view that said the world has changed. So I had gotten your e-mail that you had asked that question on. But I would tell you that we’ve still got to wait and see, and we’ll see how the next two quarters do, and if we see the activity starting to pick up then obviously we would change our minds about what we should do there. But right now we would tell you we don’t have enough information to say that there’s a real trend there.

Rich Daly - Broadridge Financial Solutions, Inc. - CEO

And Chris, it’s even the SEC filings, what we’ve come to understand is that relying on that could give us false hope, because filing with the SEC means that you can do it if you want to do it. If for some reason you decide to delay it for another business reason, which does not happen — I’m sorry, which happens with some frequency, we wouldn’t want to be out here betting on revenue that doesn’t occur, because somebody decided, you know what, we really want to delay until we address this issue and that issue and put it off another six months or a year.

AUGUST 08, 2013 / 12:30 PM, BR - Q4 2013 Broadridge Financial Solutions, Inc. Earnings Conference Call

Chris Donat - Sandler O’Neill & Partners - Analyst

Okay. Thanks. That helps me understand it. That’s it from me.

Operator

I am showing we have no further questions at this time. I will now turn the call back to Mr. Daly.

Rich Daly - Broadridge Financial Solutions, Inc. - CEO

All right. Well, certainly Dan and I thank you for your participation. Dan, David and I look forward to meeting with you in the near future, and I hope you heard today clearly that we believe we have the ability to lead a long-term journey to create greater shareholder value as we go forward, in particularly because both segments are so well positioned. I thank you, and I look forward to speaking with you soon. Choose to have a great day. Thanks.

Operator

This concludes today’s Broadridge Financial Solutions, Inc. fourth quarter fiscal year 2013 earnings conference call. Thank you for your participation. You may now disconnect.